  Exhibit 99.1

CORMEDIX RECEIVES ENCOURAGING FDA FEEDBACK ON NEUTROLIN® LOCK-IT-100 DATA
Company Completes Phase 3 of Clinical Development

Berkeley Heights, NJ – July 9, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has received feedback from the U.S. FDA regarding the submitted statistical analyses of data and additional information requested by the FDA for the primary and secondary efficacy endpoints of the Company’s LOCK-IT-100 clinical study. LOCK-IT-100 examined the safety and effectiveness of the investigational new drug Neutrolin® as a catheter lock solution compared to heparin for the prevention of catheter-related bloodstream infection (CRBSI) in hemodialysis patients. Based on the FDA’s feedback, the Company believes it has completed Phase 3 of clinical development for Neutrolin in hemodialysis patients and does not need to conduct another clinical trial at this time.

In its feedback, the FDA did not raise any additional questions regarding the analyses provided and indicated that it would conduct a thorough review of all of the clinical data when the clinical study report is submitted for LOCK-IT-100. In FDA’s response to the Company’s question on whether LOCK-IT-100 is adequate as a single study to support a New Drug Application (NDA), the FDA stated that while the data from LOCK-IT-100 and supporting information may be sufficient, it cannot confirm that the data from LOCK-IT-100 are adequate to support an indication for prevention of CRBSI in hemodialysis patients until it has completed its review of the NDA. The Company will continue discussions with the FDA concerning the chemistry, manufacturing and controls (CMC) data that will be needed to support Neutrolin’s NDA. FDA’s feedback on the CMC data is an important regulatory requirement prior to the Company requesting a pre-NDA meeting.

Khoso Baluch, President and CEO of CorMedix commented, “We are pleased with FDA’s responses to our statistical analyses of data and additional information provided for the primary and secondary efficacy endpoints of the LOCK-IT-100 study. This completes another important milestone for Neutrolin. We look forward to continuing the dialogue with FDA on the CMC data needed to support the filing of the NDA.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

 Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including the need for a second Phase 3 trial; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746